EXHIBIT 99.1

Jerrold J. Pellizzon Chief Financial Officer (714) 549-0421 x262 jpellizzon@ceradyne.com	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. REPORTS 2005 FOURTH QUARTER AND 12-MONTH RESULTS
Sales, Earnings, New Orders, and Backlog Reach Record Levels for Quarter, Year

Costa Mesa, CA (February 28, 2006)-Ceradyne, Inc. (Nasdaq: CRDN) (Company) today reported results for the fourth quarter and twelve months ended December 31, 2005.

Sales for the fourth quarter 2005 increased 36.9% to a record $114.2 million from $83.4 million in the fourth quarter of 2004. Net income for the fourth quarter 2005 increased 82.7% to a record $16.1 million, or $.63 per diluted share, compared to net income of $8.8 million, or $.35 per diluted share, in the fourth quarter of 2004. Fourth quarter 2005 net income included a non-recurring, non-cash after tax expense of $1.7 million, or $.07 per diluted share related to the write off of unamortized loan fees resulting from the repayment in full of the Company’s 2004 credit facility which was replaced with a fixed rate convertible bond issued in December 2005. Fully diluted average shares outstanding for the fourth quarter were 25,479,000 compared to 24,823,000 in the same period in 2004.

Gross profit margin increased to 36.7% of net sales in the fourth quarter of 2005 from 31.3% of net sales in the fourth quarter of 2004.

The provision for income taxes was 34.6% in the fourth quarter 2005, compared to 34.4% in the fourth quarter 2004.

Sales for the year ended December 31, 2005, increased to a record $368.3 million, up 70.8% from $215.6 million in 2004. For the year ended December 31, 2005, net income increased to $46.8 million, or $1.86 per diluted share, on 25,107,000 average shares outstanding, from $27.6 million, or $1.12 per diluted share, on 24,598,000 average shares outstanding, for the year ended December 31, 2004. Net income for the year ended December 31, 2005 was up 69.7% over last year, and earnings per diluted share for 2005 increased 66.1% compared to 2004.

Fourth quarter 2005 new orders were $200.9 million compared to $145.1 million in fourth quarter 2004. For the year 2005, new orders were $443.6 million compared to $276.0 million in 2004. Total order backlog on December 31, 2005 was $276.4 million compared to the prior year backlog of $199.9 million.

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Joel P. Moskowitz, Ceradyne chief executive officer, commented: “In addition to the record fourth quarter 2005 operating performance reported above, in December 2005 Ceradyne successfully issued 2,070,000 shares of its common stock and $121,000,000 of a 2 7/8 percent fixed rate convertible bond. After underwriting fees and expenses relating to these concurrent offerings, the Company netted approximately $84.7 million related to the equity portion and $116.8 million related to the convertible bond. We used approximately $118.7 million to retire the floating rate debt we had raised in 2004 related to our acquisition of ESK Ceramics, with the balance of approximately $82.8 million intended for working capital, capital expenditures, other general corporate purposes, and possibly for acquisitions.”

Ceradyne’s management will review the financial results for the quarter and the year ended December 31, 2005 and provide an outlook on Ceradyne’s business including providing updated 2006 guidance in a conference call at 8:00 a.m. PST today. Interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.Fulldisclosure.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning 11:30 a.m. PST today through midnight on March 2, 2006. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 4684018.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s supplemental prospectuses, dated December 13, 2005, as filed with the Securities and Exchange Commission.

(Financial tables next page)

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004

NET SALES	$114,153	$83,372	$368,253	$215,612
Cost of product sales	72,290	57,280	237,115	146,518
GROSS PROFIT	41,863	26,092	131,138	69,094

Operating expenses:
Selling	5,385	4,694	20,694	8,266
General and Administrative	5,835	5,103	21,014	14,131
Research and Development	2,163	1,460	7,802	3,341
	13,383	11,257	49,510	25,738

INCOME FROM OPERATIONS	28,480	14,835	81,628	43,356
Other income (expense):
Other income	326	(167)	854	2,224
Interest (expense)	(4,265)	(1,279)	(9,252)	(1,661)
	(3,939)	(1,446)	(8,398)	563

INCOME BEFORE PROVISION
FOR INCOME TAXES	24,541	13,389	73,230	43,919
Provision for income taxes	8,487	4,604	26,452	16,346
NET INCOME	$16,054	$8,785	$46,778	$27,573

Earnings per share, basic	$0.64	$0.36	$1.90	$1.14
Earnings per share, diluted	$0.63	$0.35	$1.86	$1.12

Avg. shares outstanding, basic	24,944	24,395	24,635	24,170
Avg. shares outstanding, diluted	25,479	24,823	25,107	24,598

Condensed Consolidated Balance Sheets (in thousands):

	December 31, 2005	December 31, 2004

Cash and Cash Equivalents	$91,542	$4,521
Short Term Investments	7,839	10,041
Other Current Assets	155,080	120,085
Net Property, Plant and Equipment	153,259	162,278
Other Assets	21,717	19,429
Total Assets	$429,437	$316,354

Current Liabilities	$40,739	$56,258
Long Term Debt	121,000	108,625
Non Current Liabilities	11,229	10,735
Deferred Tax Liability	6,075	5,695
Stockholders’ Equity	250,394	135,041

Total Liabilities and Stockholders Equity	$429,437	$316,354